Press Release
For Immediate Release

Contact: D. Linn Wiley President and CEO (909) 980-4030

CVB Financial Corp. Reports Second Quarter Earnings

Ontario, CA, July 21, 2004-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank, announced record results for the second quarter of 2004. This included record deposits, record loans, record assets and record earnings. It was the strongest second quarter in the history of the Company.

Net Income
CVB Financial Corp. reported net income of $17.5 million for the second quarter ending June 30, 2004. This represents an increase of $4.9 million, or 39.39%, when compared with the $12.5 million in net income reported for the second quarter of 2003. Diluted earnings per share were $0.36 for the second quarter of 2004. This is up $0.11, or 44.00%, when compared with earnings per share of $0.25 for the second quarter of 2003.

Net income for the second quarter of 2004 produced a return on beginning equity of 25.77%, a return on average equity of 23.05% and a return on average assets of 1.71%. The efficiency ratio for the second quarter was 43.83%, and operating costs as a percentage of average assets were 2.06%.

Net income for the six months ending June 30, 2004 was $27.5 million. This represents an increase of $2.3 million, or 9.11%, when compared with net earnings of $25.2 million for the same period of 2003. Diluted earnings per share were $0.56. This was up $0.05, or 9.80%, from diluted earnings per share of $0.51 for the same period last year.

Net income for the six months ending June 30, 2004 produced a return on beginning equity of 19.30%, a return on average equity of 18.51% and a return on average assets of 1.38%. The efficiency ratio for the six-month period was 50.45%, and operating expenses as a percentage of average assets were 2.13%.

Net Interest Income and Net Interest Margin
Net interest income (before provision for credit losses) for the second quarter of 2004 totaled $35.9 million. This represented an increase of $5.4 million, or 17.54%, over the net interest income of $30.5 million for the second quarter of 2003. These increases resulted from a $5.8 million increase in interest income, offset by a $0.4 million increase in interest expense.

Net interest income increased $343,000 or 0.96%, from $35.6 million for the first quarter of 2004 to $35.9 million for the second quarter of 2004. This nominal growth in net interest income was the result of the sale of $63.0 million in securities with relatively short maturities. This sale resulted in securities gains of $4.3 million. It is believed that this opportunity to take advantage of these gains would have dissipated rapidly with the anticipated rise in interest rates.

The yield on the $63.0 million in securities that were sold was 5.58%. Proceeds from the sale were used to purchase securities with a yield of 5.01%. Although the yields are reasonably comparable, interest income on investments was adversely impacted by the delay between the time the $63.0 million in securities were sold and the new securities were purchased and settled. This reduced interest income from investments by $295,000 for the quarter. The $4.3 million gain on the sale of the securities appears to far outweigh this reduction in investment interest income. Interest income on investments is expected to increase in the third quarter.

Net interest income (before provision for credit losses) totaled $71.5 million for the six months ending June 30, 2004. This represented an increase of $9.7 million, or 15.67%, over the net interest income of $61.8 million for the same period of 2003. This increase resulted from an $11.4 million increase in interest income, partially offset by a $1.7 million increase in interest expense. The increases in interest income period over period were primarily due to the increase in average earnings assets, partially offset by a decline in interest rates.

We experienced a decline in the net interest margin when compared with the same period last year due to the lower interest rate environment. Net interest margin (tax equivalent) declined from 4.04% for the second quarter of 2003 to 3.91% for the second quarter of 2004. It declined from 4.29% for the first six months of 2003 to 3.97% for the first six months of 2004. Asset yields have declined from 5.57% for the first six months of 2003 to 5.08% for the first six months of 2004. This has been mitigated by the strong growth in the balance sheet, and the decline in the cost of funds from 1.92% to 1.65% for the same periods.

Asset yields for the second quarter of 2004 were 5.01%, compared with asset yields of 5.31% for the second quarter last year. The cost of funds was 1.64% and 1.89% for the same periods, respectively. The margin compression appears to be moderating with the recent stability of interest rates. The Company has approximately $1.29 billion, or 45.57%, of its deposits in interest free demand deposits. This should position it well for a rising interest rate environment.

Investment Securities
Investment securities totaled $2.12 billion as of June 30, 2004. This represents an increase of $212.3 million, or 11.15%, when compared with $1.90 billion in investment securities as of December 31, 2003. It represents an increase of $291.5 million, or 15.98%, when compared with $1.82 billion for the second quarter of 2003.

Balance Sheet
The Company reported total assets of $4.36 billion at June 30, 2004. This represented an increase of $851.0 million, or 24.22%, over total assets of $3.51 billion on June 30, 2003. Earning assets totaling $4.03 billion were up $725.0 million, or 21.92%, when compared with earning assets of $3.31 billion as of June 30, 2003. Deposits of $2.83 billion grew $424.4 million, or 17.63%, from $2.41 billion for the prior year. Demand deposits of $1.29 billion jumped $282.7 million, or 28.03%, from $1.01 billion. Gross loans and leases of $1.94 billion on June 30, 2004 rose $434.8 million, or 28.91%, from $1.50 billion on June 30, 2003.

Total assets of $4.36 billion as of June 30, 2004 reflect an increase of $509.7 million, or 13.22%, over total assets of $3.85 billion on December 31, 2003. Earning assets of $4.03 billion were up $390.4 million, or 10.72%, during the same period. Deposits of $2.83 billion on June 30, 2004 grew $171.1 million, or 6.43%, from $2.66 billion as of December 31, 2003. Demand deposits of $1.29 billion were up $148.9 million, or 13.04%, from $1.14 billion. Gross loans and leases of $1.94 billion increased $179.0 million, or 10.17%, from $1.76 billion on December 31, 2003. Total equity of $280.9 million on June 30, 2004 was down $5.9 million, or 2.05%, from $286.7 million as of December 31, 2003. This decline was the result of a $20.1 million reduction in the unrealized gain in the investment portfolio.

Assets Under Administration
 The Wealth Management Group has over $1.1 billion in assets under administration. They provide trust, investment and related services.

Loan and Lease Quality
 CVB Financial Corp reported non-performing assets of $1.5 million as of June 30, 2004. This represents a ratio of non-performing assets to total assets of 0.03%, and it represents 0.07% of gross loans and leases. The allowance for loan and lease losses was $22.1 million as of June 30, 2004. This represents 1.14% of gross loans and leases, and it compares with 1.38% on June 30, 2003. Non-performing loans and leases represented 6.57% of the allowance for loan and lease losses. Non-performing assets increased by $736,000 from the $719,000 reported as of March 31, 2004.

The Company has not made a provision for loan and lease losses due to the high quality of its loan portfolio. This has been the case even though loans increased from $1.50 billion as of June 30, 2003 to $1.94 billion as of June 30, 2004. Recoveries of $2.5 million and the addition of $2.8 million from acquisitions more than offset charge offs of $2.2 million during this twelve-month period.

Corporate Overview
 CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire Region of Southern California. It serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

Citizens Business Bank was recently recognized at the Annual Strategic Issues Summit with the "Market Cap" Award. This Award was presented to recognize the Company for producing a return to its original shareholders of 41,034%--over 400 times the original investment. This is the highest return in the history of the banking industry in California. The Strategic Issues Summit is co-sponsored by Carpenter & Company and the California Bankers Association.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
 This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion on risk factors within that document.

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CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	June 30,		December 31,
	2004	2003	2003
Assets:
Federal funds sold and reverse repos	$--	$--	$--
Investment Securities trading	58,340	--	--
Investment Securities available-for-sale	2,011,751	1,788,606	1,865,782
Investment in stock of Federal Home Loan Bank (FHLB)	45,919	35,933	37,966
Loans and lease finance receivables	1,938,960	1,504,116	1,759,941
Less allowance for credit losses	(22,140)	(20,808)	(21,282)

Net loans and lease finance receivables	1,916,820	1,483,308	1,738,659

Total earning assets	4,032,830	3,307,847	3,642,407
Cash and due from banks	164,988	114,012	112,008
Premises and equipment, net	29,607	31,602	31,069
Goodwill and intangibles	26,309	15,405	26,901
Cash value of life insurance	66,262	13,189	15,800
Other assets	44,026	30,956	26,164

TOTAL	$4,364,022	$3,513,011	$3,854,349

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits(noninterest-bearing)	$1,291,278	$1,008,555	$1,142,330
Investment Checking	227,269	204,529	227,031
Savings/MMDA	805,390	642,979	732,992
Time Deposits	507,666	551,107	558,157

Total Deposits	2,831,603	2,407,170	2,660,510
Demand Note to U.S. Treasury	2,431	4,538	3,834
Borrowings	1,119,700	787,000	786,500
Junior Subordinated Debentures	82,476	--	82,476
Other liabilities	46,955	42,504	34,308

Total Liabilities	4,083,165	3,241,212	3,567,628
Stockholders' equity:
Stockholders' equity	283,727	249,203	269,441
Accumulated other comprehensive income
(loss), net of tax	(2,870)	22,596	17,280

	280,857	271,799	286,721

TOTAL	$4,364,022	$3,513,011	$3,854,349

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Assets:
Federal funds sold and reverse repos	$264	$8,681	$571	$4,807
Investment Securities trading	641	--	321	--
Investment securities available-for-sale	1,920,760	1,679,243	1,904,247	1,552,383
Investment in stock of Federal Home Loan Bank (FHLB)	43,093	35,643	41,341	29,790
Loans and lease finance receivables	1,848,755	1,481,196	1,807,735	1,457,773
Less allowance for credit losses	(22,137)	(21,384)	(21,935)	(21,522)

Net loans and lease finance receivables	1,826,618	1,459,812	1,785,800	1,436,251

Total earning assets	3,791,376	3,183,379	3,732,280	3,023,231
Cash and due from banks	115,656	108,140	111,967	110,254
Premises and equipment, net	29,925	31,128	30,322	30,505
Goodwill and intangibles	26,429	15,490	26,582	15,611
Cash value of life insurance	66,050	13,161	50,222	13,021
Other assets	73,827	52,218	63,200	48,529

TOTAL	$4,103,263	$3,403,516	$4,014,573	$3,241,151

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,192,256	$916,311	$1,147,478	$904,966
Interest-bearing	1,528,356	1,426,371	1,532,785	1,410,219

Total Deposits	2,720,612	2,342,682	2,680,263	2,315,185
Other borrowings	949,134	708,515	907,654	590,174
Junior Subordinated Debentures	82,476	--	82,476	--
Other liabilities	46,589	79,912	45,101	65,554

Total Liabilities	3,798,811	3,131,109	3,715,494	2,970,913
Stockholders' equity:
Stockholders' equity	281,084	248,932	278,720	245,690
Accumulated other comprehensive income
(loss), net of tax	23,368	23,475	20,359	24,548

	304,452	272,407	299,079	270,238

TOTAL	$4,103,263	$3,403,516	$4,014,573	$3,241,151

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Interest Income:
Loans, including fees	$27,136	$23,813	$53,386	$47,633
Investment securities:
Taxable	15,659	12,802	31,387	25,186
Tax-advantaged	3,655	4,021	7,626	8,150

Total investment income	19,314	16,823	39,013	33,336
Federal funds sold	1	28	3	40

Total interest income	46,451	40,664	92,402	81,009
Interest Expense:
Deposits	3,605	4,266	7,288	8,782
Borrowings and junior subordinated debentures	6,939	5,851	13,644	10,441

Total interest expense	10,544	10,117	20,932	19,223

Net interest income before provision for credit losses	35,907	30,547	71,470	61,786
Provision for credit losses	--	--	--	--

Net interest income after
provision for credit losses	35,907	30,547	71,470	61,786
Other Operating Income:
Service charges on deposit accounts	3,512	3,749	7,305	7,445
Wealth Management services	1,111	925	2,274	1,972
Gains on sale of investment securities	5,212	29	5,212	823
Other-than-temporary impairment write down	--	--	(6,300)	--
Other	2,175	1,777	4,301	3,129

Total other operating income	12,010	6,480	12,792	13,369
Other operating expenses:
Salaries and employee benefits	11,610	9,907	23,352	19,895
Occupancy	1,907	1,621	3,680	3,172
Equipment	1,855	1,579	3,711	3,071
Professional services	1,001	1,302	2,122	1,983
Amortization of intangible assets	296	203	592	315
Other	4,334	3,246	9,052	7,161

Total other operating expenses	21,003	17,858	42,509	35,597

Earnings before income taxes	26,914	19,169	41,753	39,558
Income taxes	9,462	6,649	14,230	14,334

Net earnings	$17,452	$12,520	$27,523	$25,224

Basic earnings per common share	$0.36	$0.26	$0.57	$0.52

Diluted earnings per common share	$0.36	$0.25	$0.56	$0.51

Cash dividends per common share	$0.12	$0.12	$0.24	$0.24

All per share information has been retroactively adjusted to reflect the 10% stock dividend declared on December 17, 2003.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Interest income - (Tax Effective)(te)	$47,624	$41,959	$94,858	$83,631
Interest Expense	10,544	10,117	20,932	19,223

Net Interest income - (te)	$37,080	$31,842	$73,926	$64,408

Other-than-temporary impairment write-down	$--	--	($ 6,300)	--
Gains on sales of securities	$5,212	$29	$5,212	$823
Gain on sale of OREO	--	--	--	--
Return on average assets	1.71%	1.48%	1.38%	1.49%
Return on average equity	23.05%	18.43%	18.51%	18.67%
Efficiency ratio	43.83%	48.23%	50.45%	47.36%
Net interest margin (te)	3.69%	3.86%	3.77%	4.09%
Weighted average shares outstanding
Diluted	49,189,544	49,283,376	49,187,787	49,053,725
Basic	48,356,327	48,402,709	48,379,814	48,078,558
Dividends declared	$5,836	$5,249	$11,687	$10,492
Dividend payout ratio	33.44%	41.92%	42.46%	41.60%
Number of shares outstanding-EOP	48,371,663	48,114,022
Book value per share	$5.81	$5.96

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	June 30,
	2004	2003
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$1,455	$1,126
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$1,455	$1,126

Percentage of non-performing assets
to total loans outstanding and OREO	0.08%	0.07%
Percentage of non-performing
assets to total assets	0.03%	0.03%
Non-performing assets to
allowance for loan losses	6.57%	5.41%
Net Charge-off (Recovered) to Average loans	-0.05%	0.06%
Allowance for Credit Losses:
Beginning Balance	$21,282	$21,666
Total Loans Charged-Off	(476)	(1,309)
Total Loans Recovered	1,334	451

Net Loans Recovery (Charged-Off)	858	(858)
Provision Charged to Operating Expense	--	--

Allowance for Credit Losses at End of period	$22,140	$20,808

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data) (unaudited)
Quarterly Common Stock Price
	2004		2003		2002
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.30	$18.91	$23.12	$17.62	$14.66	$12.75
June 30,	$21.95	$19.65	$20.08	$17.59	$17.51	$14.52
September 30,			$19.61	$16.69	$17.04	$12.51
December 31,			$19.84	$17.43	$19.44	$14.89
Quarterly Consolidated Statements of Income
	2Q 2004	1Q 2004	4Q 2003	3Q 2003	2Q 2003
Interest income
Loans, including fees	$27,136	$26,250	$26,780	$24,629	$23,813
Investment securities and federal funds sold	19,315	19,701	18,208	15,719	16,851

	46,451	45,951	44,988	40,348	40,664
Interest expense
Deposits	3,605	3,683	3,818	3,723	4,266
Other borrowings	6,939	6,704	5,098	5,191	5,851

	10,544	10,387	8,916	8,914	10,117
Net interest income before
provision for credit losses	35,907	35,564	36,072	31,434	30,547
Provision for credit losses	--	--	--	--	--

Net interest income after
provision for credit losses	35,907	35,564	36,072	31,434	30,547
Non-interset income	12,011	781	6,480	10,140	6,480
Non-interest expenses	21,004	21,505	20,909	21,287	17,858

Earnings before income taxes	26,914	14,840	21,643	20,287	19,169
Income taxes	9,462	4,768	7,538	6,785	6,649

Net earnings	$17,452	$10,072	$14,105	$13,502	$12,520

Basic earning per common share	$0.36	$0.21	$0.29	$0.29	$0.26
Diluted earnings per common share	$0.36	$0.20	$0.29	$0.28	$0.25
Cash dividends per common share	$0.12	$0.12	$0.12	$0.12	$0.12